EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.00005 per share, of Rosetta Stone Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: June 8, 2015

John H. Lewis Osmium Partners, LLC Osmium Capital, LP Osmium Capital II, LP Osmium Spartan, LP Osmium Diamond, LP Osmium Special Opportunity Fund, LP
By:	/s/ John H. Lewis

John H. Lewis, for himself and as

Managing Member of Osmium

Partners, LLC, for itself and as

General Partner of Osmium Capital,

LP, Osmium Capital II, LP, Osmium

Spartan, LP, Osmium Diamond, LP

and Osmium Special Opportunity

Fund, LP